Exhibit 10.1

April 25, 2025

Via Electronic Mail

Mr. Kenneth P. Gianella

gianella@gmail.com

Dear Ken,

We believe that your skills, personal qualities and experience you would bring to our Company will greatly contribute to our success. We would love for you to join us in the position of Chief Financial Officer with Ouster, Inc. (the “Company”), with an anticipated start date of May 19, 2025 (the date you actually commence employment with the Company, your “Start Date”).

Compensation, including Bonuses and Equity Award

1.

Effective as of the Start Date, your title would be Chief Financial Officer, with responsibilities, duties, and authority usual and customary for such a position, subject to direction by the Chief Executive Officer of the Company and shall report directly to the Chief Executive Officer. At the Company’s request, you shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with your position as the Company’s Chief Financial Officer. In the event that you serve in any one or more of such additional capacities, your compensation shall not automatically be increased on account of such additional service(s).

2.

You shall perform services for the Company at the Company’s headquarters located at 350 Treat Ave., San Francisco, California. In connection with the fulfillment of your role with the Company, you may be required to travel temporarily to other locations in connection with the Company’s business.

3.

Your annual base salary would be equivalent to $375,000/year (as may be increased from time to time, the “Annual Base Salary”). Please note that your first payroll payment will be at the end of the month following the month in which your start date occurs and will include a payment that is prorated for that portion of the starting month that you actually worked. The Annual Base Salary shall be subject to withholdings and deductions and paid in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed as applicable by the CEO and/or the Compensation Committee of the Company’s Board of Directors (the “Board”).

4.

You will also be eligible to earn an annual bonus (your “Annual Bonus”) targeted at 65% of your Annual Base Salary (your “Target Bonus”), prorated for any partial year of service. The actual amount of Annual Bonus payable to you in respect of any year will be determined by the Company’s Board or its Compensation Committee based on the achievement of corporate and individual goals established by the Company. Notwithstanding the foregoing, the minimum bonus payable to you in respect of 2025 shall be $150,000 with the possibility of a greater bonus for attainment according to the 2025 Executive Bonus Plan approved by the Compensation Committee for 2025. The minimum bonus payable to you in respect of 2026 shall be $93,750 with the possibility of a greater bonus for attainment as determined by the Company’s Board or its Compensation Committee. The Annual Bonus shall be subject to withholdings and authorized deductions and paid in accordance with the customary payroll practices and procedures for any bonus payments of the Company. In order to be eligible for payment of any portion of your Annual Bonus that is earned, you must remain employed through the December 31st of the applicable year (i.e., 2025, 2026, etc.), provided, that any Annual Bonus earned will be paid no later than March 15 of the year following such applicable year.

5.

You will receive a sign on bonus of $100,000 less applicable withholding taxes (the “Sign On Bonus”) payable in two equal installments, first on your Start Date and second on the sixth (6th) month anniversary of your Start Date. Notwithstanding the foregoing, the Sign On Bonus will not be earned to any extent until the first anniversary of your Start Date and will only be earned on the first anniversary of your Start Date if you remain continuously employed by the Company through such date. In the event you resign for any reason or your employment with the Company is terminated for Cause (as defined below) during the first year, then you will not be paid any unpaid installment of the Sign On Bonus and, if you resign for any reason or your employment with the Company is terminated by the Company for Cause, you agree to repay any installment paid to you during your first year of employment within ninety (90) days following such resignation or termination.

6.

As an additional incentive to join the Company, subject to approval by the Board of Directors of the Company or its Compensation Committee (the “Committee”), you will be granted an award under the Company’s 2021 Incentive Award Plan (or any equity plan available to the Company, as applicable, the “Plan”) of 300,000 restricted stock units (“RSUs”). Each RSU constitutes the right to receive one share of Company common stock upon vesting. The vesting commencement date for your RSUs will be the Company’s quarterly vesting commencement date (which is either March 11, June 11, September 11, or December 11 of the applicable calendar year) closest to your Start Date. Accordingly, please note that your vesting commencement date may be before or after your first day of employment with the Company. The RSUs will vest as to one-third of the total number of RSUs underlying the award on the first anniversary of the vesting commencement date applicable to the RSUs and the remainder to vest in eight quarterly installments thereafter such that the RSUs will be fully vested on the third anniversary of the vesting commencement date, in each case, subject to your continued employment with the Company through the applicable vesting date. The RSUs will be subject to the terms and conditions of the Plan and an RSU agreement to be entered into between you and the Company. Your RSUs are subject to any adjustment the Company reasonably determines, consistent with the advice of legal counsel, is necessary to comply with applicable law.

Compensation Acknowledgment

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claims against the Company or the Board related to tax liabilities arising from your compensation.

Benefits

As an employee, you will be eligible to participate in certain incentives, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company for the benefit of its employees, in accordance with the terms of those plans. As an employee, you will also be eligible for standard benefits as provided by the Company in accordance with the applicable plans and policies, including, but not limited to, medical, dental and vision insurance, sick leave, vacations, and holidays. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be made available for your review in due course.

At-Will Employment/Termination

1. At-Will Employment.

(a) At-Will Employment. You and the Company acknowledge that your employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any ramifications under Paragraph 2 of this Section (At-Will Employment/Termination), can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Paragraph 2 below). This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and a duly-authorized officer of the Company. If your employment terminates for any lawful reason, you shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this letter.

(b) Deemed Resignation. Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, you shall execute such documents as are necessary or desirable to effectuate such resignations.

2. Consequences of Termination.

(a) Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of your employment for any reason, you (or your estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after your last day of employment with the Company (your “Date of Termination”) (or such earlier date as may be required by applicable law): (i) any portion of your annual base salary earned through your Date of Termination not theretofore paid, (ii) any expenses owed to you by the Company, (iii) any accrued but unused paid time-off owed to you, (iv) any target bonus earned but unpaid as of the Date of Termination, and (v) any amount arising from your participation in, or benefits under, any of the Company’s employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Paragraph 2(b), the payments and benefits described in this Paragraph 2(a) shall be the only payments and benefits payable in the event of your termination of employment with the Company for any reason.

(b) Severance. If, during your employment with the Company, you experience a Covered Termination (as defined below) and you deliver to the Company a release of claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within 30 days following your Date of Termination, you shall be entitled to receive the following:

(i)

a severance payment equal to the sum of (A) 12 months of your annual base salary and (B) your annual Target Bonus for the year of termination, calculated based on achievement at target level and prorated based on the number of days during the performance period that have passed as of the Date of Termination, in each case, at the rate in effect immediately prior to the Date of Termination (without giving effect to any reductions imposed on or following a Change in Control (as defined below)), payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable. Notwithstanding the foregoing, if you experience a Covered Termination during a Change in Control Period, then the annual Target Bonus payable to you under Section 2(b)(i)(B) will not be subject to proration.

(ii)

in the event you timely elect continued healthcare coverage through COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents during the period (the “COBRA Period”) commencing on the first day of the month following the Date of Termination through the earlier of (A) 12-month anniversary of the Date of Termination and (B) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.

(iii)

if your Covered Termination occurs during a Change in Control Period, then the vesting of each unvested equity award held by you as of the Date of Termination, including any stock option, restricted stock award, restricted stock unit award and any such award subject to performance-based vesting, to become fully vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such award to lapse with respect to all of the shares of the Company’s Common Stock subject thereto.

(c) No Other Severance. Except as otherwise approved by the Board, the provisions of this Paragraph 2 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company.

(d) No Requirement to Mitigate; Survival. You shall not be required to mitigate the amount of any benefit provided for under this Paragraph 2 by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this letter, the termination of your employment shall not impair the rights or obligations of any party hereto.

(e) Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chief Executive Officer or the Board, (ii) your willful and continued failure to substantially follow and comply with such specific and lawful directives of the Chief Executive Officer or the Board, after a written demand for substantial performance is delivered to you by the Company, (iii) your commission of an act of fraud or material dishonesty, or (iv) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or any other crime involving moral turpitude.

(f) Definition of Change in Control. For purposes hereof, “Change in Control” shall have the meaning ascribed such term in the Company’s 2021 Incentive Award Plan.

(g) Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing ninety (90) days prior to a Change in Control and ending twenty-four (24) months after such Change in Control.

(h) Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of your employment effected by the Company without Cause or by you for Good Reason, and shall not include a termination due to your death or disability.

(i) Definition of Good Reason. For purposes hereof, “Good Reason” means the occurrence of any of the following events or circumstances, without your prior written consent: (i) a material reduction in your Annual Base Salary, (ii) a material diminution in your duties or responsibilities, or level of authority, (iii) material breach of this letter by the Company, including any failure to pay you any compensation or benefits to which you are entitled within fifteen (15) days of the date due, or (iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations set forth in this letter in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Notwithstanding the foregoing, in no event shall you be deemed to have Good Reason unless (A) you provide written notice to the Company of the condition giving rise to Good Reason within ninety (90) days of its initial occurrence, (B) the Company fails to cure such condition within thirty (30) days after the Company receives your written notice of such condition and (C) your resignation is effective within sixty (60) days following the end of such cure period.

(j) Section 409A. For purposes of this letter, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2). You and the Company agree to work in good faith to modify the timing for any payments or the provisions of this letter, if necessary, to prevent the onerous consequences of Section 409A. In the event the period during which you may deliver or revoke a Release of Claims begins in one year and ends in another year, then any payments that constitute nonqualified deferred compensation that are subject to your delivery of the Release of Claims will in all events be made or commence being made in the second year.

Eligibility for Employment; Exclusive Employment

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer is contingent upon clearance of such a background investigation and/or reference check, if any.

If you have not already done so, please disclose to the Company any and all agreements that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that you are not a party to any agreements (including, by way of example, any agreements with any prior employers) that will prevent you from performing the duties of your position with the Company and, by your signature below, you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, in each case, directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. For clarity, you may serve as a member of the board of directors or as an advisor of other organizations with the prior approval of the Chief Executive Officer or the Board, provided that you will promptly resign from any previously approved service to the extent that the Board determines that any such organization has become a competitor of the Company or such activities interfere with the performance of your duties, violate the Company’s standards of conduct, or raise a conflict under the Company’s policies related to conflicts of interest.

Enclosures; Governing Law; Entire Agreement

As a condition of employment, you will also be required to sign and comply with the Confidential Information and Invention Assignment Agreement, which is enclosed herewith and which, among other things, prohibits unauthorized use or disclosure of Company proprietary information. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, you and the respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable, of the Company and you.

None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws, and any Dispute will be resolved in accordance with the Confidential Employment Arbitration Agreement, which is enclosed herein and must be signed by you as a condition of your employment. To the extent not subject to Confidential Employment Arbitration Agreement, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected. This letter, including, but not limited to, the at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer and you. If you accept this offer, this letter and its enclosures (including, without limitation, the Confidential Information and Invention Assignment Agreement and the Confidential Employment Arbitration Agreement) shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) that may have been made to you, including any representations made during your interviews, are expressly cancelled and superseded by this letter.

All of us at the Company look forward to your favorable reply, and to a productive and enjoyable work relationship.

Sincerely,

/s/ Angus Pacala

Angus Pacala
Chief Executive Officer
OUSTER, INC.

I accept this offer of employment with Ouster, Inc., and agree to the terms and conditions set forth in this letter.

SIGNATURE:	/s/ Kenneth P. Gianella

DATE: 04/25/2025